Exhibit 99(a)

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                                Entergy Arkansas, Inc.
             Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                  June 30,
                                                  1992      1993      1994      1995      1996      1997

Fixed charges, as defined:
  Total Interest Charges                         124,101    119,591   110,814   115,337   106,716   107,339
  Interest applicable to rentals                  17,657     16,860    19,140    18,158    19,121    16,176
                                                -----------------------------------------------------------
Total fixed charges, as defined                  141,758    136,451   129,954   133,495   125,837   123,515

Preferred dividends, as defined (a)               32,195     30,334    23,234    27,636    24,731    19,846
                                                -----------------------------------------------------------
Combined fixed charges and preferred dividends, $173,953   $166,785  $153,188  $161,131  $150,568  $143,361
  as defined                                    ===========================================================

Earnings as defined:

  Net Income                                    $130,529   $205,297  $142,263  $136,666  $157,798   130,751
  Add:
    Provision for income taxes:
       Total                                      50,590     82,337    29,220    72,081    84,445    70,900
    Fixed charges as above                       141,758    136,451   129,954   133,495   125,837   123,515
                                                -----------------------------------------------------------
Total earnings, as defined                      $322,877   $424,085  $301,437  $342,242  $368,080  $325,166
                                                ===========================================================
Ratio of earnings to fixed charges, as defined      2.28       3.11      2.32      2.56      2.93      2.63
                                                ===========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                    1.86       2.54      1.97      2.12      2.44      2.27
                                                ===========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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